Exhibit 8.1

GREENBERG TRAURIG, LLP

3161 Michelson Drive, Suite 1000

Irvine, California 92612

October 15, 2014

Entertainment Gaming Asia Inc.

Unit C1, Ground Floor, Koon Wah Building

No. 2 Yuen Shun Circuit

Yuen Chau Kok, Shatin

New Territories, Hong Kong SAR

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Entertainment Gaming Asia Inc. (the “Company”) in connection with the registration by the Company of non-transferable subscription rights (the “Subscription Rights”) to purchase 27,777,673 shares of common stock, par value $0.001 per share (the “Rights Shares”) pursuant to a Registration Statement on Form S-1 initially filed with the Securities and Exchange Commission on August 13, 2014 and amended on October 15, 2014 (the “Registration Statement”).

For purposes of rendering this opinion, we have examined originals or copies of such documents and records as we have deemed appropriate, including, without limitation:

•	the Registration Statement;
•	the prospectus contained in the Registration Statement (the “Prospectus”); and
•	the form of subscription rights certificates, which evidence the Subscription Rights (the “Subscription Rights Certificates”).

In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and conformity to original documents of all documents submitted to us as copies.

Based upon the description of facts set forth in the Prospectus and upon such other investigation as we have deemed necessary, we are of the opinion that:

Assuming that there have been no material changes to the facts set forth in the Prospectus, and subject to the qualifications, assumptions and limitations in the section of the Prospectus under the caption “Material U.S. Federal Income Tax Consequences,” that section of the Prospectus is correct in all material respects.

We do not express any opinion herein concerning any law other than the federal law of the United States.

We are furnishing this opinion to the Company solely in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to its use and part of the Registration Statement.

Very truly yours,

/s/ GREENBERG TRAURIG, LLP